UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2018

TAMPA ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

(a Florida corporation)

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

(813) 228-1111

Exact name of each Registrant as specified in its charter, state of incorporation, address of principal executive offices, telephone number

1-5007	59-0475140
(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 4, 2018, Tampa Electric Company (the “Company”) completed its previously reported offering of $375 million aggregate principal amount of 4.45% Notes due 2049 (the “Notes”). The Notes were sold at 99.489% of par. The offering resulted in net proceeds to the Company (after deducting underwriting discounts and commissions and estimated offering expenses) of approximately $369.1 million. In connection with completing the issuance and sale of the Notes, the Company entered into a fourteenth supplemental indenture (the “Fourteenth Supplemental Indenture”) with the Bank of New York Mellon, as trustee (the “Trustee”), supplementing the Indenture dated July 1, 1998 (the “Base Indenture” and together with the Fourteenth Supplemental Indenture, the “Indenture”).

The Notes mature on June 15, 2049, and bear interest at a rate of 4.45% per annum, which is payable semi-annually on June 15 and December 15 of each year, beginning June 15, 2019. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. At any time prior to December 15, 2048 the Company may redeem all or any part of the Notes at its option at a redemption price equal to the greater of (i) 100% of the principal amount of Notes to be redeemed or (ii) the sum of the present values of the remaining payments of principal and interest on the Notes to be redeemed that would be due if the Notes matured on December 15, 2048, discounted to the redemption date on a semiannual basis at the applicable treasury rate (as defined in the Indenture), plus 20 basis points (0.20%); in either case, the redemption price would include accrued and unpaid interest thereon to, but excluding, the redemption date. At any time on or after December 15, 2048, the Company may at its option redeem the Notes, in whole or in part, at 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

The Indenture provides that each of the following is an event of default (“Event of Default”): (i) the Company fails to pay any interest on the Notes when due, and such failure has continued for 30 days; (ii) the Company fails to pay the principal of or premium, if any, on the Notes when due; (iii) the Company fails to perform any other covenant in the Indenture (other than a covenant in the Indenture solely for the benefit of a series of debt securities other than the Notes), and such failure has continued for 90 days after the Company receives written notice as provided in the Indenture; or (iv) certain events of bankruptcy or insolvency of the Company as described in the Indenture.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal amount of all the Notes to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind and annul that declaration and its consequences.

The Notes are unsecured and rank equally with the Company’s other unsecured and unsubordinated indebtedness.

The preceding description of the Indenture and the Notes is qualified in its entirety by the Base Indenture as filed with the Securities and Exchange Commission on June 3, 1998, as Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (File No. 333-55873), and the Fourteenth Supplemental Indenture and the Notes filed herewith as Exhibits 4.11 and 4.12, respectively, and incorporated herein by reference.

Affiliates of the Trustee are lenders in the credit facilities of the Company, acted as an underwriter in the transaction described above, and in the past have provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Company and its affiliates.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

In order to furnish certain exhibits for incorporation by reference into the Registration Statement on Form S-3 of the Company previously filed with Securities and Exchange Commission (File No. 333-216310), the Company is including the Fourteenth Supplemental Indenture as Exhibit 4.11 hereto and the 4.45% Notes due 2049 as Exhibit 4.12 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

4.11	Fourteenth Supplemental Indenture dated as of October 4, 2018, between Tampa Electric Company, as issuer, and The Bank of New York Mellon, as trustee, supplementing the Indenture dated as of July 1, 1998, as amended. Filed herewith.

4.12	4.45% Notes due 2049. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2018		TAMPA ELECTRIC COMPANY (Registrant)

	By:	/s/ David E. Schwartz
David E. Schwartz
Vice President – Governance, Associate General Counsel and Corporate Secretary